Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT reflects the terms and conditions between PQ Corporation (“the Company”) and Paul J. Ferrall, Jr. (“Mr. Ferrall”) effective the 1st day of January, 2020 under which the parties agree as follows:

1.    Mr. Ferrall’s Duties. Mr. Ferrall will perform those consulting services as may be reasonably requested from time to time by the Company’s Chief Executive Officer, or his or her designee. Mr. Ferrall shall at all times be and conduct himself as an independent contractor, and shall not, under any circumstances, create or purport to create any obligation on behalf of the Company. It is understood and agreed that Mr. Ferrall may provide the services through a limited liability corporation or other legal entity, provided that he personally provide the services requested.

2.    Term of Consulting Agreement. The term of this Consulting Agreement will begin on January 1, 2020 and continue until June 30, 2021 (the “Term”), unless extended or terminated earlier in accordance with Section 10 below.

3.    Amount and Scheduling of Services. The Company’s Chief Executive Officer, or his or her designee, will have sole discretion to determine whether and when to utilize the consulting services of Mr. Ferrall, but under no circumstances shall Mr. Ferrall provide consulting services which exceed 20% of the average level of services he provided in the 36 month period prior to the termination of employment with the Company.

4.    Compensation. The compensation that Mr. Ferrall is being paid under his Transition Agreement and General Release (“Transition Agreement”) will also cover his compensation for the first twenty (20) days of consulting services Mr. Ferrall provides under this Consulting Agreement. Starting with the 21st day of consulting, and continuing through the remainder of the Term, Mr. Ferrall will be paid $1,850.00 per day for days he performs services. He will submit a monthly invoice for the day(s) he performs consulting services. The Company will pay Mr. Ferrall in accordance with its normal accounts payable practices. Mr. Ferrall will not be eligible for or receive any other compensation or benefits under this Agreement and will be responsible for paying all taxes due on the compensation he does receive including, but not limited to, self-employment taxes.

5.    Mr. Ferrall’s Equity. During the Term of this Agreement, Mr. Ferrall shall be considered as providing services to the Company, regardless of the number of hours worked in any particular period. As such, his rights, privileges and obligations with respect to his equity shall continue to be governed by the terms and conditions of the applicable plan documents, including but not necessarily limited to the PQ Group Holdings, Inc. (“Holdings”) Stock Incentive Plan or the Holdings 2017 Omnibus Incentive Plan, and Mr. Ferrall’s agreements with respect to those plans.

6.    Expenses. The Company will reimburse Mr. Ferrall for all reasonable and necessary expenses he incurs while performing any of the duties required by him under this Consulting Agreement and in accordance with Company policy.

7.    Confidentiality. Mr. Ferrall agrees that all of the covenants in Sections 9 through 14 and 20 of the Transition Agreement are applicable to all work he may be asked to perform under this Agreement as a consultant.

8.    Surviving Provisions. The obligations set forth in Section 7 of this Consulting Agreement shall survive the termination and/or expiration of the Consulting Agreement for any reason.

9.    Notices to the Company. All notices to and communication with PQ shall be directed to:

(a)	If to Mr. Ferrall:

4140 Bayhead Drive, #201

Bonita Springs, FL 34134

(b)	If to the Company, to:

PQ Corporation 300 Lindenwood Drive,

Valleybrooke Corporate Center,

Malvern, PA 19355-1740

Attention: Joseph S. Koscinski, Esq., or William J. Sichko, Jr. Esq.

10.    Termination and Extension of Consulting Agreement. Mr. Ferrall shall have the right to terminate this Consulting Agreement at any time upon ten (10) business days’ advance written notice to the Company. The Company shall have the right, but not the obligation, to extend this Consulting Agreement by giving Mr. Ferrall ten (10) business days’ advance written notice. The Company may terminate its obligations under this Consulting Agreement at any time in the event Mr. Ferrall commits a material breach of this Agreement or his Transition Agreement. The Company will have the right, but not the obligation, to provide Mr. Ferrall with written notice of breach of this Consulting Agreement and Mr. Ferrall will have ten (10) business days to cure such breach. Mr. Ferrall will be liable for all damages that may result from his gross negligence or willful misconduct in the performance of his obligations under this Consulting Agreement.

11.    Indemnification. Except as set forth in section 10 above, the Company agrees to indemnify Mr. Ferrall and to save, defend and hold him harmless from and in respect of, all fees, costs and expenses (including reasonable legal fees and expenses) incurred in connection with, resulting from or relating to any claim, action or demand against him that arise out of or in any way relate to the services to be provided under this Consulting Agreement; provided, however, that this indemnity shall not extend to conduct of Mr. Ferrall undertaken in bad faith or to his willful misconduct.

12.    Applicable Law. This Consulting Agreement shall be construed and governed by the laws of Commonwealth of Pennsylvania.

Agreed to this 26th day of November, 2019, with both parties intending to be legally bound.

PQ CORPORATION:		PAUL J. FERRALL, Jr.

BY:	/s/ William J. Sichko, Jr.	/s/ Paul J. Ferrall, Jr.
William J. Sichko, Jr.

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